Filed Pursuant to Rule 433
Registration Statement No. 333-148136
Dated March 6, 2008
Pricing Term Sheet

Kansas City Power & Light Company
6.375% Notes Due 2018

March 6, 2008

Issuer:	Kansas City Power & Light Company

Principal Amount:	$350,000,000

Title of Securities:	6.375% Notes due 2018

Maturity:	March 1, 2018

Coupon (Interest Rate):	6.375%

Yield to Maturity:	6.375%

Benchmark Treasury:	3 1/2% due February 15, 2018

Spread to Benchmark Treasury:	275.6 basis points

Benchmark Treasury Yield:	3.619%

Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing on September 1, 2008

Record Dates:	February 15 and August 15

Redemption Provision:	Callable at any time at a make-whole price of the greater of (i) 100% of the principal amount or (ii) discounted present value at Treasury Rate plus 45 basis points

Price to Public:	100.00% of the principal amount, plus accrued interest, if any, from March 11, 2008

Settlement Date:	March 11, 2008

CUSIP Number:	485134 BK5

Ratings:	Moody’s Investor Services: A3 (Negative Outlook)
Standard & Poor’s Ratings Group: BBB (CreditWatch with Negative Implications)

Joint Book-Running Managers:	Banc of America Securities LLC
J.P. Morgan Securities Inc.

Senior Co-Managers:	BNP Paribas Securities Corp.
Wachovia Capital Markets, LLC

Co-Managers:	KeyBanc Capital Markets Inc.
Samuel A. Ramirez & Company, Inc.
Scotia Capital (USA) Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at anytime.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC or J.P. Morgan Securities Inc. can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com or by calling J.P. Morgan Securities Inc., collect, at 1-212-834-4533.